CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust Reports Fourth Quarter and Year End 2011 Results

New York, NY, February 15, 2012 – American Realty Capital Trust, Inc., (“ARCT” or the “REIT”) announced today its operating results for the quarter and year ended December 31, 2011.

“The fourth quarter of 2011 evidenced the long-term earnings power of ARCT, as we completed the acquisition phase of the strategy we commenced just four years ago this month. Our team accretively invested the remaining proceeds from our offering by acquiring an additional $283 million of investment properties within our core discipline,” said Nicholas S. Schorsch, Chairman and Chief Executive Officer of the REIT. “We are doing exactly what we said we would do from the start. The team’s hard work and support from our valued broker-dealers, financial advisors and their investors have afforded us a tremendous opportunity to forever change the public non-listed industry,” added Mr. Schorsch. “The Company’s listing on The NASDAQ Global Select Market anticipated later this month clearly demonstrates our alignment with our shareholders’ interest as we position ARCT for a profitable exit.”

“Adjusted funds from operations, or AFFO, for the fourth quarter of 2011 were $25.5 million, an 11.3% increase over the prior quarter,” observed Brian S. Block, EVP and Chief Financial Officer of the Company. “On a pro forma basis, factoring in a full period impact of properties acquired mid-quarter, and subsequent to the significant savings to be realized from internalizing the management team, distributions will continue to be fully covered from cash flows provided by our real estate operations.”

Fourth Quarter 2011 and Subsequent Events Highlights

-	Acquired 77 properties for an aggregate purchase price of $282.9 million containing approximately 2.3 million square feet. These 100% occupied, freestanding, single-tenant properties had net leases in place with a weighted average remaining lease term at quarter end of 13.2 years. Such properties were acquired at a weighted average capitalization rate of 8.3% (annualized rental income on a straight-line basis or annualized net operating income, as applicable, divided by base purchase price).

-	Generated Adjusted Funds from Operations (“AFFO”) of $25.5 million in Q4 2011 based on the National Association of Real Estate Investment Trust’s definition of FFO, adjusted for one-time acquisition fees and related expenses, as well as certain non-cash items. (See Non-GAAP tabular reconciliations and accompanying notes contained within this release for additional information.)

-

Announced on Form S-11 filed on February 15, 2012:

Our Board of Directors has determined that it is in the best interests of the Company and our stockholders to internalize the management services currently provided by our Advisor and American Realty Capital Properties, LLC, which serves as our property manager (the “Property Manager”) concurrently with the listing (the "Listing"), of our shares of common stock on the NASDAQ Global Select Market, or NASDAQ.  We intend to become a self-administered REIT and will be managed full-time by William M. Kahane, one of the key executives who founded our Company and was intricately involved in the acquisition of our property portfolio, together with certain members of our management team  (the “Internalization”).  As part of our Internalization, we have applied to list shares of our common stock on The NASDAQ Global Select Market under the symbol “ARCT”, which we anticipate will occur on or about March 1, 2012.

Furthermore, we intend to offer for sale up to 6.6 million shares of our common stock in an underwritten public offering pursuant to a registration statement on Form S-11 filed on February 15, 2012 with the SEC (the “Offering”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities planned to be offered pursuant to the registration statement on Form S-11, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The offering will be made only by means of a prospectus which is a part of such registration statement. Copies of the preliminary prospectus for the offering, when available, may be obtained on the SEC’s website at www.sec.gov or by contacting the Company at 405 Park Avenue, New York, New York 10022, Attention: Investor Relations.

Upon consummation  of the Listing, we expect to complete our Internalization and terminate our existing Advisory Agreement with our Advisor, subject to a 60-day transition period (subject to our right to extend this agreement for up to three months) and we will purchase our Property Manager from AR Capital II, LLC (formerly American Realty Capital II, LLC) for $10.00.

On or promptly upon completion of the Listing, we also intend to offer to purchase an amount in value of shares of common stock between $200 million and $250.0 million from our stockholders. In accordance with the expected terms of our tender offer with the final purchase price being determined through a modified Dutch auction process, (the "Tender Offer"), we will select the lowest price, not greater than $11.00 nor less than $10.50 per share, that will allow us to purchase an amount in value of its shares of common stock as set forth in the Tender Offer documents (which will be between $200 million and $250 million), or a lower amount depending upon the number of shares of our common stock properly tendered and not withdrawn based on the selection from three different tender price ranges within that range. We expect that the Tender Offer, once commenced, will expire not less than 20 business days after it is commenced (unless we determine to extend the offer). In order to comply with certain SEC regulatory requirements, the Tender Offer will expire not less than five business days prior to the date we enter into the underwriting agreement with the underwriter with respect to this offering. Consummation of the Tender Offer is subject to a number of customary conditions. This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares. The full details of the modified “Dutch auction” Tender Offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which will become available to stockholders promptly following commencement of the offer. Stockholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by the Company with the SEC at the Commission’s website at www.sec.gov. When available, stockholders also may obtain a copy of these documents, free of charge, from the Company.

Year End 2011 Highlights

-	Acquired 224 properties for an aggregate purchase price of $1.2 billion containing approximately 10.2 million square feet. These 100% occupied, freestanding, single-tenant properties had net leases in place with a weighted average remaining lease term at year end of 13.5 years. Such properties were acquired at a weighted average capitalization rate of 8.2% (annualized rental income on a straight-line basis or annualized net operating income, as applicable, divided by base purchase price).

-	Generated Adjusted Funds from Operations (“AFFO”) of $78.2 million in 2011 based on the National Association of Real Estate Investment Trust’s definition of FFO adjusted for one-time acquisition fees and related expenses as well as certain non-cash items. (See Non-GAAP tabular reconciliations and accompanying notes contained within this release for additional information.)

-	- Reduced the overall leverage ratio (net mortgage indebtedness as a percentage of real estate investments, at cost) to 30.1% at December 31, 2011, compared to 39.4% at December 31, 2010.

DISTRIBUTIONS

(In thousands)

During the year ended December 31, 2011, distributions paid to shareholders were as follows:

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	Total
Distributions:
Total distributions	$11,129	$16,703	$28,000	$30,765	$86,597
Distributions reinvested (1)	4,904	7,370	12,730	14,069	39,073
Distributions paid in cash	$6,225	$9,333	$15,270	$16,696	$47,524

__________________________

(1)	Distributions reinvested pursuant to the DRIP, which do not impact our cash flows.

CONSOLIDATED SUMMARY BALANCE SHEETS

(In thousands, except share and per share data)	December 31,
	2011	2010
ASSETS
Real estate investments, at cost:
Land	$325,458	$142,401
Buildings, fixtures and improvements	1,528,962	631,999
Acquired intangible lease assets	271,751	108,193
Total real estate investments, at cost	2,126,171	882,593
Less accumulated depreciation and amortization	(101,576)	(32,777)
Total real estate investments, net	2,024,595	849,816
Cash and cash equivalents	33,329	31,985
Investment securities, at fair value	17,275	—
Restricted cash	2,728	90
Investment in unconsolidated joint venture	11,201	11,945
Prepaid expenses and other assets	27,564	12,049
Deferred costs, net	13,883	8,169
Total assets	$2,130,575	$914,054
LIABILITIES AND EQUITY
Mortgage notes payable	$673,978	$372,755
Mortgage discount and premium, net	679	1,163
Long-term notes payable	—	12,790
Revolving credit facility	10,000	—
Below-market lease liabilities, net	8,150	8,454
Derivatives, at fair value	8,602	5,214
Accounts payable and accrued expenses	11,706	3,638
Deferred rent and other liabilities	6,619	3,858
Distributions payable	10,637	3,518
Total liabilities	730,371	411,390
Total equity	1,400,204	502,664
Total liabilities and equity	$2,130,575	$914,054

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Year Ended December 31,
	2011	2010	2009
Revenues:
Rental income	$124,851	$44,773	$14,964
Operating expense reimbursements	4,269	—	—
Total revenues	129,120	44,773	14,964

Operating expenses:
Acquisition and transaction related	30,005	12,471	506
Property operating	5,297	—	—
Asset management fees to affiliate	5,572	1,350	145
General and administrative	4,167	1,444	507
Depreciation and amortization	68,940	21,654	8,315
Total operating expenses	113,981	36,919	9,473
Operating income	15,139	7,854	5,491

Other income (expenses):
Interest expense	(37,373)	(18,109)	(10,352)
Equity in income of unconsolidated joint venture	96	—	—
Other income, net	766	765	51
Unrealized loss on derivative instruments	(2,539)	(305)	495
Gain (loss) on disposition of property	(44)	143	—
Total other expenses	(39,094)	(17,506)	(9,806)
Net loss	(23,955)	(9,652)	(4,315)
Net (income) loss attributable to non-controlling interests	(1,121)	(181)	49
Net loss attributable to stockholders	$(25,076)	$(9,833)	$(4,266)
Basic and diluted net loss attributable to stockholders per share	$(0.20)	$(0.31)	$(0.74)

American Realty Capital Trust, Inc.

Non-GAAP Measures - FFO and AFFO Reconciliation

For the Quarter and Year Ended December 31, 2011

 Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), an industry trade group, has promulgated a measure known as funds from operations ("FFO"), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under accounting principals generally accepted in the United States of America ("GAAP").

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment write downs, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and adjusted funds from operations ("AFFO"), as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and AFFO measures and the adjustments to GAAP in calculating FFO and AFFO.

We consider funds from operations, or FFO, and FFO, as adjusted to exclude acquisition-related fees and expenses, or AFFO, useful indicators of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

Additionally, we believe that AFFO, by excluding acquisition-related fees and expenses, provides information consistent with management's analysis of the operating performance of the properties. By providing AFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies, including exchange-traded and non-traded REITs.

As a result, we believe that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

FFO and AFFO are non-GAAP financial measures and do not represent net income as defined by GAAP. FFO and AFFO do not represent cash flows from operations as defined by GAAP, are not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as alternatives to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance. Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts, or NAREIT, definition (as we do) or may interpret the current NAREIT definition differently than we do and/or calculate AFFO differently than we do. Consequently, our presentation of FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.

The below table reflects the items deducted or added to net income (loss) in our calculation of FFO and AFFO for the year ended December 31, 2011 (in thousands). Items are presented net of non-controlling interest portions where applicable.

	Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	Total
Net loss (in accordance with GAAP)	$(4,520)	$(9,517)	$(5,661)	$(5,378)	$(25,076)
Loss on disposition of property	44	—	—	—	44
Other non-cash losses	102	—	—	—	102
Depreciation and amortization	9,711	15,007	19,591	23,688	67,997
FFO	5,337	5,490	13,930	18,310	43,067
Acquisition fees and expenses	7,132	10,688	5,554	6,628	30,002
Amortization of above-market lease assets and liabilities	(76)	(76)	(76)	(76)	(304)
Non-cash mark-to-market adjustments	(142)	(6)	3,114	(427)	2,539
Non-cash amortization of restricted stock	355	370	375	377	1,477
Non-recurring losses from extinguishment of debt	—	720	—	703	1,423
AFFO	$12,606	$17,186	$22,897	$25,515	$78,204

American Realty Capital is a real estate finance and investment firm formed by Nicholas S. Schorsch and William M. Kahane. As CEO and board member, respectively, the two were behind the growth of American Financial Realty Trust, where they acquired over 1,500 properties valued at more than $5 billion.  In the last five years, ARC’s executive team has collectively negotiated and closed on over $7 billion of bank branch and net-leased real estate.  ARC sponsors American Realty Capital Trust, Inc., a publicly-registered, non-traded REIT acquiring single-tenant, freestanding properties net leased long term to investment grade and creditworthy tenants.  Realty Capital Securities, member FINRA, SIPC, is the dealer-manager for ARCT.

For more information, visit www.americanrealtycap.com.

This press release contains forward-looking statements that involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements ARCT makes. All statements, other than statements of historical fact, included in this press release are forward-looking statements, including but not limited to statements regarding advisory expenses, stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions, which are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the risk that changes in economic circumstances, business conditions and ARCT’s stock price may make the tender offer and/or the public offering no longer advisable on the terms described herein, if at all; the impact of current and future regulation; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; the possibility that the expected efficiencies and cost savings associated with the Internalization will not be realized, or will not be realized within the expected time period; and other factors, many of which are beyond our control, including other factors included in our reports filed with the SEC, particularly in the “Risk Factors” section of ARCT’s registration statement on Form S-11 filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. ARCT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

To arrange interviews with American Realty Capital executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

###